UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 18, 2012

ACTIVISION BLIZZARD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On September 18, 2012, Activision Publishing, Inc. (“Activision Publishing”), a wholly owned subsidiary of Activision Blizzard, Inc. (the “Company”), and Brian Hodous entered into an amendment to Mr. Hodous’s employment agreement with Activision Publishing. (The agreement was originally entered into as of July 31, 2009, was previously amended as of August 1, 2011 and was assigned to the Company on November 22, 2011.)

As so amended, Mr. Hodous’s term of employment under the agreement has been extended and will now expire on March 31, 2015, rather than March 31, 2013.

The amendment also provided for an increase in Mr. Hodous’s annual base salary to $660,000, beginning on March 3, 2013.

In addition, subject to the approval of the Compensation Committee of the Company’s Board of Directors, Mr. Hodous will receive (1) a non-qualified stock option to purchase 50,000 shares of the Company’s common stock which will vest on March 30, 2015, subject to Mr. Hodous’s continued employment through that date, (2) 50,000 restricted share units, each representing the right to receive one share of the Company’s common stock, which will vest on March 30, 2015, subject to Mr. Hodous’s continued employment through that date, and (3) 50,000 performance-vesting restricted share units, each representing the right to receive one share of the Company’s common stock, half of which will vest on March 30, 2015 if the Company meets or exceeds the operating income objectives set forth in its annual operating plan for 2013 and half of which will vest on March 30, 2015 if the Company meets or exceeds the operating income objectives set forth in its annual operating plan for 2014, in each case subject to Mr. Hodous’s continued employment through that date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2012	ACTIVISION BLIZZARD, INC.

	By:	/s/ Chris B. Walther
Chris B. Walther
Chief Legal Officer